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Warrior Met Coal, Inc.

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2024 Annual Meeting Shareholder Engagement

Forward-looking Statements These slides contain, and the officers and representatives of Warrior Met Coal, Inc. (the “Company”) may from time to time make, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements, including statements regarding 2024 guidance, sales and production growth, ability to maintain cost structure, future demand trends, anticipated prices for our coal, management of liquidity, cash flows, expenses and expected capital expenditures and working capital, the Company's pursuit of strategic growth opportunities, the Company's future ability to return excess cash to stockholders, effective income tax rates, as well as statements regarding production, inflationary pressures, the impact of planned longwall moves, and the development of the Blue Creek and 4 North Portal Projects. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “project,” “target,” “foresee,” “should,” “would,” “could,” “potential,” “outlook,” “guidance” or other similar expressions are intended to identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements represent management’s good faith expectations, projections, guidance, or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, without limitation, fluctuations or changes in the pricing or demand for the Company’s coal (or met coal generally) by the global steel industry; the impact of global pandemics, such as the novel coronavirus (“COVID-19”) pandemic on its business and that of its customers, including the risk of a decline in demand for the Company's met coal due to the impact of COVID-19, or other global pandemics, on steel manufacturers; the impact of inflation on the Company, the impact of geopolitical events, including the effects of the Russia-Ukraine war and the Israel-Hamas war; the inability of the Company to effectively operate its mines and the resulting decrease in production; the inability of the Company to transport its products to customers due to rail performance issues or the impact of weather and mechanical failures at the McDuffie Terminal at the Port of Mobile; federal and state tax legislation; changes in interpretation or assumptions and/or updated regulatory guidance regarding the Tax Cuts and Jobs Act of 2017; legislation and regulations relating to the Clean Air Act and other environmental initiatives; regulatory requirements associated with federal, state and local regulatory agencies, and such agencies’ authority to order temporary or permanent closure of the Company’s mines; operational, logistical, geological, permit, license, labor and weather-related factors, including equipment, permitting, site access, operational risks and new technologies related to mining and labor strikes or slowdowns; the timing and impact of planned longwall moves; the Company’s obligations surrounding reclamation and mine closure; inaccuracies in the Company’s estimates of its met coal reserves; any projections or estimates regarding Blue Creek, including the expected returns from this project, if any, and the ability of Blue Creek to enhance the Company's portfolio of assets, the Company's expectations regarding its future tax rate as well as its ability to effectively utilize its net operating losses to reduce or eliminate its cash taxes; the Company's ability to develop Blue Creek; the Company’s ability to develop or acquire met coal reserves in an economically feasible manner; significant cost increases and fluctuations, and delay in the delivery of raw materials, mining equipment and purchased components; competition and foreign currency fluctuations; fluctuations in the amount of cash the Company generates from operations, including cash necessary to pay any special or quarterly dividend; the Company’s ability to comply with covenants in its ABL Facility or indenture relating to its senior secured notes; integration of businesses that the Company may acquire in the future; adequate liquidity and the cost, availability and access to capital and financial markets; failure to obtain or renew surety bonds on acceptable terms, which could affect the Company’s ability to secure reclamation and coal lease obligations; costs associated with litigation, including claims not yet asserted; and other factors described in the Company’s Form 10-K for the year ended December 31, 2023 and other reports filed from time to time with the Securities and Exchange Commission (the “SEC”), which could cause the Company’s actual results to differ materially from those contained in any forward-looking statement. The Company’s filings with the SEC are available on its website at www.warriormetcoal.com and on the SEC's website at www.sec.gov. Blue Creek The estimated total costs include scope changes of approximately $120-130 million to the initial estimate of approximately $700 million. The estimated NPV, estimated IRR, estimated Payback calculation, projected valuation amounts, estimated production potential, anticipated schedule, estimated cash costs, and incremental adjustments to Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow and Free Cash Flow Conversion included in this presentation for Blue Creek are as of December 2021, have not been updated since that date, are for illustrative purposes only, and are subject to material change over the projected five-year development period for this project. In particular, the impacts of inflation, supply chain lead time changes and project scope changes that have already occurred since December 2021 or may yet occur are not reflected in the projected valuation, anticipated schedule or other metrics, and are subject to material change as the development of this project progresses over its projected five-year development period. In addition, future project scope changes, if any, not known at this time are not reflected in the total cost estimates. Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Company to predict all such factors. Non-GAAP Financial Measures This presentation contains certain Non-GAAP financial measures that are used by the Company’s management when evaluating results of operations and cash flows. Non-GAAP financial measures should not be construed as being more important than comparable Generally Accepted Accounting Principles (“GAAP”) measures. The definition of these Non-GAAP financial measures and detailed reconciliations of these Non-GAAP financial measures to comparable GAAP financial measures can be found in earnings press releases located on our website at www.warriormetcoal.com within the Investors section.

2024 Annual Meeting of Stockholders The Board recommends you vote FOR Proposal 6 to adopt a “proxy access” bylaw provision Assuming Proposal 6 receives majority support, our Board intends to take the necessary steps to adopt a proxy access bylaw provision during the six (6) months following the 2024 Annual Meeting The Board of Directors recommends that you vote AGAINST stockholder proposals 5, 7, 8 and 9 PROPOSAL RECOMMENDATION REASON 5 “Poison Pill” Stockholder Approval Bylaw Provision In alignment with its commitment to maintain strong corporate governance practices, the Company has previously sought and obtained stockholder ratification of the NOL (net operating loss carryforwards) Rights Agreement and intends to continue to seek stockholder ratification of the NOL Rights Agreement and any future extensions and renewals The Board’s ability to adopt a shareholder rights plan in the future to provide for negotiation during a hostile takeover attempt will allow it to exercise its fiduciary duties to act in the best interests of all stockholders 7 Rescind Authorization to Issue “Blank Check” Preferred Stock Undesignated (or “blank check”) preferred stock has multiple uses, unrelated to anti-takeover purposes, that could allow the Board to better exercise its fiduciary duties and benefit stockholders, including raising capital, making bona-fide acquisitions, forming strategic partnerships, engaging in stock splits / dividends / distributions, and compensating employees Rescinding this authority may put the Company at a competitive disadvantage, which would be detrimental to the interests of our stockholders Over 95% of companies in the S&P 500 and Russell 3000 index, including all 16 of our proxy peers, have authorized preferred stock, and none of our peers have a bylaw provision requiring shareholder pre-approval for preferred stock issuances X X

2024 Annual Meeting of Stockholders The Board of Directors recommends that you vote AGAINST stockholder proposals 5, 7, 8 and 9 PROPOSAL RECOMMENDATION REASON 8 “Golden Parachute” Severance Agreement Policy On February 9, 2024, the Board adopted a Policy Regarding Stockholder Approval of Future Severance Agreements that renders this proposal unnecessary 9 Human Rights of Freedom of Association and Collective Bargaining Report Upholding human rights is a longstanding commitment for the Company and our policies respect freedom of association and collective bargaining Our talent programs were instrumental in enabling the Company to deliver superior stockholder returns over the last 5-year period that outperformed the S&P Metals and Mining Index and the Russell 3000 Index Our talent strategy is aligned with our growth priorities and we support our employees with industry-leading engagement and benefits programs We believe that the United Mine Workers of America’s accusations of labor law violations are groundless, designed to improve bargaining power in collective bargaining agreement negotiations rather than to improve our corporate governance Our Board believes that our existing disclosures relating to our human rights policies and risk management approach provide our stockholders with substantial information to understand the scope of these activities and implementing this proposal would not provide additional benefit to our stockholders X X

Alabama-based supplier to the global steel industry Focused solely on mining non-thermal metallurgical coal (“steelmaking coal”) OUR STRATEGY AND MARKET OUTLOOK 1100+ Employees We are a U.S.-based, environmentally, and socially minded supplier to the global steel industry  Maximize profitable production and manage capital expenditures to keep mines well capitalized and efficient Maximize organic growth via Blue Creek, an untapped source of premium-priced coal that can provide high returns for 3-4+ decades Global market will continue to grow, with much of the demand for steel/steelmaking located in geographies that need seaborne hard-coking coal Reliable supplier of premium quality steelmaking coal High returns, with organic growth Supporting growing demand for products foundational to a sustainable, less carbon-intensive economy Warrior At a Glance

2023 FINANCIAL PERFORMANCE HIGHLIGHTS $698.9M Adjusted EBITDA 41.7% Adjusted EBITDA margin 34% increase in sales volumes 21% increase in production volumes for the full year 2.5M short tons annual production at Mine 4, record high $701.1M of cash generated from operating activities during 2023 $478.6 net income $498.9M adjusted net income $319.1M invested in the Blue Creek project for the full year Consistent Delivery of Above-Market Shareholder Returns Warrior outperformed the industry and market TSR returns TSR data is as of December 31, 2023, the Company’s fiscal year end, and assumes the reinvestment of dividends.

Workforce Productivity Consistently Achieving New Highs (1) 1 short ton is equivalent to 0.907185 metric tons (2) MST means million short ton EFFICIENCY AND EFFECTIVENESS Driven by well capitalized mining operations and reevaluating and modifying work schedules

Significant Steelmaking Growth Opportunity in an Environmentally-Sustainable World Longwall scheduled to commence operations in 2026 Projected to increase annual production capacity by 60% Expected to provide access to one of the largest untouched metallurgical coal reserves in North America Will contribute to global production for an anticipated 40+ years Will foster economic growth and long-term career opportunities within the local community Blue Creek Mining Complex1 World-Class Project with High-Return for Growth Under Development WHY STEELMAKING? Steelmaking or met coal plays a long-term, critical role in an environmentally-sustainable world, and Warrior is uniquely positioned to capture the growth opportunity ahead as global steel demand continues to increase Important role in society Required for everything from rail to bridges to buildings to electric vehicles to wind and solar power Increasing international demand More seaborne steelmaking coal expected to be needed as BF-BOF growth comes from countries that do not have access to domestic steelmaking coal Emerging sustainability markets Demand for high-quality steel as a crucial component in the production of key green technologies (such as LEED-certified buildings, electric vehicles, wind turbines, and solar panels), supported by the global transition to lower carbon emissions Attractive Returns from Blue Creek IRR2 27% Real, after-tax NPV2 $987M 10% real discount rate, after-tax Payback3 2.4 Years From start of longwall production (1) Blue Creek returns are based on an assumed steelmaking coal price of $150 per metric ton and one longwall operation, are for illustrative purposes only, and are based on certain assumptions that may change, including due to future developments. (2) NPV & IRR calculations are based on ~50 years, plus estimates & assumptions that may change based on future developments. IRR calculation is after-tax and unlevered. NPV assumes 10% real discount rate, after-tax. Assumes 19% cash tax rates and no use of NOLs. (3) Payback calculation based on start of longwall production (2026). Assumes 19% cash tax rates and no use of NOLs.

Experienced Board Oversees Growth Strategy



C* N

J. Brett Harvey (Chairman)
Former Chairman, CONSOL Energy



A N S*

Ana B. Amicarella
CEO, Ethos Energy



S

Walter J. Scheller, III
CEO, Warrior Met Coal



A C N* S

Lisa M. Schnorr
Former SVP and Project Lead of Digital Enablement, Constellation Brands



A* C

Alan H. Schumacher
Former EVP and CFO, American National Can Corporation



S

Stephen D. Williams
Former CEO, Mechel Bluestone

Sustainability, Environmental, Health & Safety Committee | Compensation Committee | Nominating & Corporate Governance Committee | Audit Committee | * Chairperson


CEO EXPERIENCE 5 / 6
MINING INDUSTRY KNOWLEDGE 3 / 6
FINANCIAL EXPERTISE 5 / 6
LABOR / HUMAN RESOURCES EXPERIENCE 6 / 6
HEALTH, SAFETY & ENVIRONMENTAL EXPERTISE 4 / 6
CORPORATE GOVERNANCE / CORPORATE RESPONSIBILITY EXPERIENCE 5 / 6
INTERNATIONAL / M&A EXECUTION EXPERIENCE 6 / 6
MARKETING / COMMUNICATIONS EXPERIENCE 4 / 6

33% Directors are diverse by gender, race or ethnicity

2 Female directors

1 Racially diverse director

50% Committee leadership roles held by women

WARRIOR

8

Independent Board Structure 4 of 6 directors are independent Policy requiring Chair of the Board to be independent 100% independent key governance committees Regular executive sessions of independent directors Accountable to Stockholders Majority vote standard for annual Board elections Annual Say-on-Pay vote Majority vote standard for M&A approval, bylaws and charter amendments Annual Board and committee evaluations, individual director self-evaluations Aligned with Stockholder Interest All directors and executives own company stock Stock ownership guidelines and equity retention requirements for directors and officers Retirement policy for directors, subject to exceptions granted by the Board of Directors Regular shareholder engagement program with independent director participation Robust Oversight of ESG Practices Dedicated Sustainability, Environmental, Health and Safety Committee oversees sustainability initiatives and risks All directors possess experience and background in labor and human relations management Risk oversight by full Board and designated committees, including formal risk assessment and management processes involving our senior leadership Committed to Leading Governance Practices

Compensation Program Aligned with Shareholders Performance-Based RSUs Base Salary Target Annual Incentive Time-Based RSUs 84% At Risk Performance-Based RSUs Base Salary Target Annual Incentive Time-Based RSUs 75% At Risk Predominantly At-Risk Target Compensation Mix Other NEOs Target Pay Mix CEO Target Pay Mix Robust Compensation Program Governance Pay levels are reasonable and market-aligned Significant portion of executives’ compensation tied to company performance, with majority of executives’ compensation at-risk Equity incentives serve as a key retention mechanism and make up the majority of total target compensation Formulaic program design encompasses performance metrics that reinforce business objectives and values All incentive programs have maximum payout caps We mitigate undue risk, including balancing weighting of multiple performance measures to reduce over-emphasis on one goal Robust stock ownership requirements for executives Anti-pledging and anti-hedging rules Reasonable post-employment and change of control provisions We also have adopted a comprehensive clawback policy that goes beyond the stock exchange requirements

2023 Compensation Program Incentivizes Progress on Strategic Priorities 2023 annual incentive payout (~170% of target) and performance RSUs earned for 2023 performance (~168% of target) supported by robust financial performance results and superior shareholder returns 2023 Annual Cash Incentive Financial Measures Adjusted EBITDA (20%) Capital Expenditures (20%) Operational Measures Metric Tons Produced (20%) Cash Cost of Production per Metric Ton (20%) Safety Measure: Reportable Incident Rate (20%) 2023 Long-Term Incentives Performance-based RSUs (75%)* - 3Y Vesting Longwall feet of advance (25%) Continuous miner feet of advance (25%) Cash cost of production per metric ton (25%) Relative Total Shareholder Return (25%) Restricted Stock (25%)* - 3Y Vesting CEO equity mix: 80% | Performance-based RSUs 20% | Time-based RSUs 2023 Transformational Retention Awards Incentivizes continued service to the Company in connection with the completion of the Blue Creek Mine project Support completion of the critical Blue Creek Project Reasonable compensation opportunities Threshold value of $1,000,000 and maximum of $4,000,000 ($4,500,000 for CEO) 5-Year Performance Period Aligns with Blue Creek Project Timeline Cash-based long-term incentive award is earned on the earlier of (1) commencement of longwall mining production at Blue Creek mine, defined as 3 consecutive months of production, or (2) April 25, 2028. 100% Performance-Based with Rigorous Performance Metrics To earn maximum payout, executives must deliver results based on quantitative, objective performance metrics: Corporate-Wide Production Growth (50%) Corporate-Wide Capital Expenditures (including Blue Creek Mine) (25%) Blue Creek Mine Project On-Time Completion (25%) Average Reportable Incident Rate – Negative Payout Modifier (-15%) Environmental Violations – Negative Payout Modifier (-15) CEO Only Modifier: Total Shareholder Return CAGR 15% (30%) The entire award is subject to cancellation and forfeiture if Blue Creek Mine production does not commence on-time by April 25, 2028 One-time award, the Compensation Committee does not anticipate making similar awards in the future

Supporting Our Team Members is a Strategic Priority Our team members are the cornerstone of our success and continuous investment in employees is a strategic priority. We adhere to labor laws and maintain a Human Rights Policy that protects and supports workers’ rights, including the right to unionize and collectively bargain without fear of reprisal, intimidation or harassment Commitment to Human Rights Robust Oversight of Labor Practices Active Employee Engagement Continuous Investments in Employees Human Rights Policy, guided by international principles and standards, adopted by the Board in 2023 Annual trainings provided to all of our employees on various elements of our human rights program 100% of the Board has experience in labor or human resources Compensation Committee, responsible for overseeing talent strategy, receives regular updates from Chief Administrative Officer on labor relations, grievance reports and results of the employee engagement survey Superior safety record compared to the industry average, maintained by a rigorous training program Annual employee engagement survey Regular engagement with the UMWA since 2016 through scheduled meetings (virtual and in-person) and ongoing collective bargaining agreement negotiations Confidential, third-party managed hotline to report violations of company policy In the top 10% of wage earners in Alabama, for 2022 and 2023 Paid for 100% of our employee’s health insurance premiums Increased monthly productivity bonus plans Expanded health insurance offerings Offered additional time off and more flexible work schedules Increased 401(k) employer contributions

Contact Kelli Gant Chief Administrative Officer, Warrior Met Coal, Inc. kelli.gant@warriormetcoal.com